Exhibit 11

                        Cadus Pharmaceutical Corporation
                  (A development stage enterprise corporation)


                                                  Computation of Pro Forma Net
                                                   Loss per Share (unaudited)
                                                 ------------------------------
                                                                   Three Months
                                                  Year Ended           Ended
                                                 December 31,        March 31,
                                                    1995               1996
                                                 -----------         ---------

Net loss                                         $(1,482,490)      $  (43,167)
                                                 ===========       ==========

Weighted average number of shares of
common stock outstanding during the
periods after giving effect to the one-for-
three reverse stock split                          1,382,139        1,326,522

Common equivalent shares from stock options
issued during the 12-month period prior to the
proposed offering using the treasury
stock method                                         261,094          261,094

Conversion of Series A Convertible Preferred
Stock using the if-converted method                4,959,901        4,959,901

Conversion of Series B Convertible Preferred
Stock using the if-converted method                2,440,475        2,440,475
                                                 -----------       ----------

Shares used in calculation of pro forma
net loss per share                                 9,043,609        8,987,992
                                                 ===========       ==========


Pro forma net loss per share                     $     (O.16)      $     0.00
                                                 ===========       ==========